ADDvantage Technologies Group, Inc.
1221 E. Houston
Broken Arrow, Oklahoma 74012

For further information	KCSA Worldwide
Company Contact:	Lee Roth / David Burke
Ken Chymiak (9l8) 25l-2887	(212) 896-1209 / (212) 896-1258
David Chymiak (9l8) 25l-2887	lroth@kcsa.com / dburke@kcsa.com

ADDVANTAGE TECHNOLOGIES TO PRESENT AT THIRD ANNUAL SANDERS MORRIS HARRIS INVESTOR GROWTH CONFERENCE

BROKEN ARROW, Oklahoma October 31, 2007 – ADDvantage Technologies (NASDAQ: AEY) today announced that Ken Chymiak, the Company’s President and CEO, will present at the Sanders Morris Harris Investor Growth Conference to be held in New York City at the New York Palace Hotel on November 8th and 9th. With more than 400 institutional investors in attendance, the conference will feature presentations from more than 70 leading United States and United Kingdom small- and mid-cap companies representing a diverse group of industries including energy, healthcare, environmental, business services, consumer, financial services, and converging media & technology. Mr. Chymiak’s presentation is scheduled for November 8, 2007 at 4:30pm ET. The conference website is located at http://www.smhcapital.com/events/IGC2007.html.

About ADDvantage Technologies Group, Inc.

ADDvantage Technologies Group, Inc. supplies the cable television (CATV) industry with a comprehensive line of new and used system-critical network equipment and hardware from leading manufacturers, including Scientific-Atlanta and Motorola, as well as operating a national network of technical repair centers.  The equipment and hardware ADDvantage distributes are used to acquire, distribute, and protect the broad range of communications signals carried on fiber optic, coaxial cable and wireless distribution systems, including television programming, high-speed data (Internet) and telephony.

ADDvantage operates through its subsidiaries, Tulsat Corporation, ADDvantage Technologies Group of Nebraska, Inc., NCS Industries, Inc., ADDvantage Technologies Group of Missouri, Inc., ADDvantage Technologies Group of Texas, Tulsat-Atlanta, LLC, Jones Broadband International, Inc. and Tulsat-Pennsylvania LLC. For more information, please visit the corporate web site at www.addvantagetech.com.

About Sanders Morris Harris

Sanders Morris Harris Group (SMHG) is a financial services holding company headquartered in Houston that manages approximately $15.8 billion in client assets. The subsidiaries and affiliates of Sanders Morris Harris Group deliver superior wealth advisory, asset management, and capital markets services to individual and institutional investors and middle-market companies. Its operating entities are Edelman Financial Center, Salient Partners, Salient Trust Co. LTA, SMH Capital, SMH Capital Advisors, and Select Sports Group. SMH Capital Markets offers a full range of corporate and investment banking services including: private placements and public offerings of equity and debt securities, financial advisory services, institutional equity sales, trading, and research, as well as prime brokerage services for hedge funds and fixed income securities sales and trading. For more information, please visit http://www.smhib.com

The information in this announcement may include forward-looking statements.  All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements.  These statements are subject to risks and uncertainties, which could cause actual results and developments to differ materially from these statements.  A complete discussion of these risks and uncertainties is contained in the Company’s reports and documents filed from time to time with the Securities and Exchange Commission.